CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust IV and to the use of our report dated January 29, 2018 on the financial statements and financial highlights of QuantX Dynamic Beta US Equity ETF, QuantX Risk Managed Growth ETF, QuantX Risk Managed Multi Asset Income ETF, QuantX Risk Managed Multi Asset Total Return ETF, and QuantX Risk Managed Real Return ETF, each a series of shares of beneficial interest in Northern Lights Fund Trust IV. Such financial statements and financial highlights appear in the November 30, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 27, 2018